Exhibit 99.1
NEWS RELEASE

Contact:
Cheryl Vion-Hasenaur
Director Corporate Communication
Phone: 419-897-6743
Email: cheryl_vion-hasenaur@andersonsinc.com

The Andersons, Inc. Names Krueger Chief Operating Officer

MAUMEE, OHIO, November 16, 2022 – The Andersons, Inc. (Nasdaq: ANDE) announces Bill Krueger has been appointed as Chief Operating Officer (COO) effective December 1, 2022.

“The appointment of a Chief Operating Officer as part of our executive leadership structure best supports our growth and strategic vision for the company. Bill is an experienced ag industry leader, whose appreciation for the importance of the company’s Statement of Principles to our overall success makes him a tremendous asset at the company,” says President and CEO Pat Bowe. “We continually review our leadership structure and succession plans focused on developing and selecting leaders who will continue to build a strong and successful company. The creation of the COO role enhances and solidifies our commitment to remaining nimble and innovative as we grow our core businesses in the ag supply chain. I look forward to working with Bill in this new capacity as we continue to grow the company.”

Krueger joined The Andersons in 2019 as part of its acquisition of Lansing Trade Group where he served as president and CEO for nearly 14 years. Most recently, he was president of trade and processing at The Andersons. He currently serves on the Executive Committee of the National Grain & Feed Association (NGFA). Prior to The Andersons and Lansing, he held positions as a grain merchant for Scoular and ConAgra Trade Group where he began his journey working in the commodity industry and gained a strong business development skillset in grains, energy, risk management, and corporate finance. Krueger’s commitment to serving the community is evident in his current role as chairman of the board of Children’s Mercy Hospital in Kansas City, Missouri.

Krueger earned his undergraduate degree in agribusiness from the University of Nebraska-Lincoln and holds a Master of Business Administration in finance from DeVry University’s Keller Graduate School of Management.

In his new position, Krueger will be responsible for all of the company’s operating segments. The nutrient and industrial business unit, led by Joe McNeely, will continue to report to CEO Pat Bowe through March of 2023 as Krueger transitions to his new role. McNeely will begin reporting to Krueger, in his current capacity as president of nutrient and industrial, beginning April 2023. Executive Vice President and Chief Financial Officer Brian Valentine and Executive Vice President, General Counsel Christine Castellano will continue to report to Pat Bowe.

About The Andersons, Inc.
The Andersons, Inc., celebrating 75 years of service and named to Forbes® lists of America's Best Employers for 2022 and Best Employers for Diversity 2022 as well as America's Most Trusted Companies 2022 by Newsweek®, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and plant nutrient sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com